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                              MANAGEMENT AGREEMENT

      THIS MANAGEMENT AGREEMENT (this "Agreement") is made and entered into on this 31st day of May, 2000 by and between Keo International, Inc. ("Keo"), Comsa Acquisition Corp. ("Acquisition") and Com S.A. ("Comsa").

                                    RECITALS

      WHEREAS, Acquisition, a wholly owned subsidiary of Keo has, pursuant to that certain Asset Purchase Agreement dated even date herewith (the "Purchase Agreement"), acquired certain of Comsa's contracts, copies of which are annexed hereto (the "Contracts"); and

      WHEREAS, Keo and Acquisition desire to contract with Comsa for management of the Contracts in accordance with the terms and conditions of this Agreement and in conformance with all applicable ordinances, regulations, and laws.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is understood and agreed between the parties as follows:

      1. MANAGEMENT SERVICES TO BE PERFORMED. Keo and Acquisition hereby appoint and engage Comsa as manager and operator of the Contracts and grants Comsa the exclusive authority to manage, control, and operate the same on behalf of Keo and Acquisition subject to the terms and conditions of this Agreement and Comsa agrees and accepts such engagement, to perform the following services for Keo and Acquisition. Keo and Acquisition authorize Comsa to exclusively perform, and Comsa agrees to perform, at Comsa's sole cost and expense, all management functions and to make all management decisions necessary or appropriate, in Comsa's sole and absolute discretion, for the management of the Contracts in conformance with applicable governmental laws, ordinances and regulations. Said functions and decisions shall include, without limitation negotiation and execution of contracts in the name Keo and Acquisition for the sales, marketing and distribution of products under the Contracts.

      2. MUTUAL COVENANTS AND DUTIES. The parties agree to utilize their mutual best efforts for the financial success marketing, sales and distribution of products under the Contracts.

      3. MANAGEMENT FEE. During the term hereof Comsa shall be paid a management fee ("Management Fee") equal to twenty percent (20%) of the Cash Flow. "Cash Flow" as used herein, means, for any period, all revenues and income of any kind, directly or indirectly derived from the Contracts less all costs and expenses with respect to the Contracts. Cash Flow shall be determined on the cash basis of accounting. The Management Fee shall be calculated and paid to Comsa on a monthly basis and in arrears, commencing on July 1, 2000. At the end of each fiscal year, the actual Cash Flow of the Facility shall be reconciled with the weekly Cash Flow by Keo's regularly engaged certified public accountants and, if necessary, an adjusting payment or refund shall be made.

      4. TERM. This Agreement shall commence as of the date hereof and continue thereafter



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until the earlier of (a) the termination of the Contracts or (b) five (5) years, unless earlier terminated as provided herein.

      5. DEFAULT; BREACH; REMEDIES.

            5.1 DEFAULT; BREACH. A "Default" is defined as a failure by a party hereto to keep, observe or perform any covenant, agreement, term or provision of this Agreement. A "Breach" is defined as the occurrence of a Default and the failure by such party to cure such Default prior to expiration of the applicable grace period, if any.

            5.2 BREACH.

                  (b) A Default by Keo or Acquisition as to the material covenants, agreements, terms, or provisions of this Agreement to be observed, complied with or performed by Keo or Acquisition, where such Default continues for a period of thirty (30)days after receipt of written notice thereof by or on behalf of Comsa, shall constitute a Breach of this Agreement; provided, however, if the nature of the Default is such that more than thirty (30) days are reasonably required for its cure, then Keo or Acquisition shall not be deemed to be in Breach of this Agreement if Keo or Acquisition commences such cure within said thirty (30) day period and thereafter diligently pursues the cure thereof, and provided further that failure to pay the Management Fee under this Agreement shall not constitute a Default under this Agreement unless such failure has been determined by a court of competent jurisdiction to be due.

                  (a) A Default by Comsa as to material covenants, agreements, terms or provisions of this Agreement to be observed, complied with or performed by Comsa where such Default continues for a period of thirty (30) days after Comsa's receipt of written notice thereof by or on behalf of Keo or Acquisition shall constitute a Breach of this Agreement; provided, however, if the nature of the Default is such that more than thirty (30) days are reasonably required for its cure, then Comsa shall not be deemed to be in Breach of this Agreement if Comsa commences such cure within said thirty (30) day period and thereafter diligently pursues the cure thereof.

            5.3 REMEDIES. In addition to any other remedies available at law, in the event of Breach of this Agreement by Keo or Acquisition, Comsa shall have the right to acquire the Contracts by surrendering the Shares issued to Comsa under the Purchase Agreement, free and clear of any liens, claims and encumbrances, provided, however, the right to acquire the Contracts shall terminate on the ninetieth (90th) days after such Breach.

      6. INDEMNIFICATION. Comsa shall indemnify, defend and hold Keo and Acquisition, and their affiliates, officers, directors, agents and employees, free and harmless from all loss, liability or cost (including reasonable attorneys' fees) which they may sustain, incur or assume as a result of any claims which may be alleged, made, instituted or maintained against them, jointly or severally, arising out of, or based upon the performance of the Contracts unless such loss, liability or cost results from the gross negligence, willful misconduct or criminal conduct of Keo or Acquisition, their officers, directors, agents or employees.



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      7. ASSIGNABILITY. Comsa shall not assign this Agreement without the express written consent of Keo and Acquisition, which consent may be granted or withheld in their sole and absolute discretion. This Agreement shall be freely assignable by Keo or Acquisition.

      8. BINDING NATURE. This Agreement is binding upon and shall inure to the benefit of the parties hereto, and subject to the provision of the previous paragraph, their respective successors and assigns.

      9. RELATIONSHIP OF PARTIES. Comsa will perform all of its duties hereunder as an independent contractor and this Agreement shall not be construed to create any partnership or joint venture. Comsa is acting only in the limited capacity set forth herein and neither party hereto shall have the authority to bind the other or create any liability on behalf of the other, except as expressly authorized herein. No provision hereof shall be construed to confer any rights or benefits on other persons than the parties hereto.

      10. GOVERNING LAW. This Agreement shall be subject to, governed by, and interpreted in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

      11. ATTORNEYS' FEES. In the event that legal action becomes necessary to resolve any controversy or dispute arising out of this Agreement, the unsuccessful party in the action shall reimburse the prevailing party, if any, for the reasonable expenses and attorneys' fees and costs incurred by the prevailing party.

      12. NOTICES. All notices required or permitted by this Agreement shall be in writing and may be delivered in person (by hand or by messenger or courier service) or may be sent by nationally recognized air carrier who can provide proof of delivery. The addresses noted in the Purchase Agreement shall be that party's address for delivery or mailing for notice purposes. Either party may, by written notice to the other party, specify a different address for notice purposes.

      13. SEVERABILITY. If any provision of this Agreement or the application of any provision of this Agreement to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such circumstances shall not be affected and shall be enforced to the greatest extent permitted by law, to the extent consistent with the intent hereof.

      14. WAIVER. If either party waives the performance of any term, covenant or condition contained in this Agreement, such waiver shall not be deemed to be a waiver of the term, covenant, or condition itself or a waiver of any subsequent breach of the same or any other term, covenant or condition contained in this Agreement. Failure by either party to enforce any of the terms, covenants or conditions of this Agreement for any length of time shall not be deemed to waive or to decrease the right of such party to insist thereafter upon strict performance by the other party. Waiver by either party of any term, covenant or condition contained in this Agreement may be made only by a written document signed by such party.



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      15. COUNTERPARTS. This Agreement may be executed in counterparts at different times and places, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. It shall be necessary to account for only one such counterpart in proving this Agreement.

      16. MODIFICATION. This Agreement may not be changed, modified, renewed, extended, canceled or discharged, or any covenant or provision waived, except by an agreement in writing signed by the party against whom enforcement of the change, modification, renewal, extension, discharge or waiver is sought.

      17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof.

                         [Signatures on following page]





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      IN WITNESS WHEREOF, the undersigned have caused their corporate names to be hereunto affixed on the day and year first above written.


KEO INTERNATIONAL, INC.


By: /s/ JOHANNA BONNIER
    -------------------------------
    Johanna Bonnier, Vice President


COM S.A.


By: /s/ PHILIPPE HALIMI
    -------------------------------
    Philippe Halimi, President


COMSA  ACQUISITION CORP.


By: /s/ JOHANNA BONNIER
    -------------------------------
    Johanna Bonnier, President






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                               [Exhibit Omitted]